                            RELIABILITY INCORPORATED

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                              (Amendment No.      )

Filed by the Registrant    X
                          ---
Filed by a Party other than the Registrant
                                                ---

Check the appropriate box:

     Preliminary Proxy Statement
- ---
 X   Definitive Proxy Statement
- ---
     Definitive Additional Materials
- ---
     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
- ---
                            Reliability Incorporated
                (Name of Registrant as Specified in Its Charter)
                            Reliability Incorporated
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

 X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
- ---
     $500 per each party to the controversy pursuant to Exchange Act Rule
- ---  14a-6(i)(3).

- ---  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rul 0-11:*

     4)  Proposed maximum aggregate value of transaction:

* Set forth the amount on which the filing fee is calculated and state how it was determined.

- --- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:   -0-
     2)  Form Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:   March 16, 1994

                            RELIABILITY INCORPORATED

                                 16400 Park Row
                              Houston, Texas 77084

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 27, 1994




To the Shareholders of
Reliability Incorporated:

     Notice is hereby given that the 1994 annual meeting of shareholders of Reliability Incorporated (the "Company") will be held in the offices of the Company at 16400 Park Row, Houston, Texas 77084 on April 27, 1994, at 10:00 a.m. Houston time, for the following purposes:

     1. To elect a Board of Directors to serve until the next annual meeting of shareholders and until their respective successors are elected.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 11, 1994, as the record date for determination of shareholders entitled to notice of, and to vote at, such meeting.

     Regardless of whether you expect to attend the meeting in person, you are requested to fill in, date and sign the enclosed proxy and return it in the enclosed envelope at your earliest convenience. No postage need be affixed if such envelope is mailed in the United States.

                                              By order of the Board of Directors



                                                          Max T. Langley
                                                             Secretary







Date:  March 24, 1994

                            RELIABILITY INCORPORATED

                                 16400 Park Row
                              Houston, Texas 77084

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS


Solicitation and revocation of proxies

     The accompanying proxy is solicited by Reliability Incorporated a Texas corporation (the "Company"), for use in connection with the 1994 annual meeting of shareholders of the Company. Although proxies will be solicited primarily by mail, employees of the Company may personally aid in such solicitation. The Company will make arrangements with brokerage houses and banks for forwarding proxy materials to the beneficial owners of shares registered in brokers' and banks' names. All solicitation costs will be borne by the Company. All properly signed proxies will be voted, and, where a choice has been specified by the shareholder as provided on the proxy, it will be voted in accordance with the specification so made. Any shareholder giving a proxy may revoke it at any time before it is used at the meeting by giving written notice of revocation to the secretary of the Company or by signing and delivering to the secretary of the Company a proxy bearing a later date.

     Proxy materials are expected to be mailed or delivered to shareholders on or about March 24, 1994.

Voting at the meeting

     Only holders of record of the Company's Common Stock (the "Common Stock") at the close of business on March 11, 1994, will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote; shareholders do not have the right to cumulate their votes with respect to the election of directors. Directors are elected by a majority vote of those shares present at the meeting; abstentions are treated as a non-vote.

                            RELIABILITY INCORPORATED
                                 PROXY STATEMENT

Security ownership of certain stockholders and management

     As of February 18, 1994, each of the following persons beneficially owned 5% or more of the 4,242,848 shares of Common Stock then outstanding:

                             Voting shares             Dispositive shares
                          and percent of total        and percent of total
Name and address             outstanding (1)             outstanding (2)
- ----------------          --------------------        --------------------

S. I. P., Inc.            1,508,196   (35.55%)        1,508,196  (35.55%)
   P. O. Box 34311
   Houston, Texas

Dimensional Fund             213,300    (5.03%)(3)      213,300   (5.03%)(3)
  Advisors Inc.
  1299 Ocean Avenue,
  11th Floor
  Santa Monica, California

- --------------------
(1)    Shares as to which the shareholder has voting power.
(2)    Shares as to which the shareholder has power to dispose.
(3) Dimensional Fund Advisors Inc. ("Dimensional"), in a Schedule 13G, reported sole power to vote 105,900 shares and that certain persons in their capacity as officers of Dimensional vote an additional 107,400 shares, in addition to voting the 105,900 shares.
- --------------------

       S.I.P., Inc. ("SIP"), a Houston-based construction company, is a wholly-owned second tier subsidiary of The Parsons Corporation, which may be deemed to own beneficially the shares of Common Stock owned by SIP. The Company has been advised that SIP consults with Parsons S.I.P. Inc., its sole stockholder, and with The Parsons Corporation, the sole stockholder of Parsons S.I.P. Inc., with respect to the voting and disposition of its shares. Accordingly, SIP may be deemed to have shared power to vote and dispose of the shares owned by it.

       Dimensional has advised the Company that it is a registered investment advisor and is deemed to have beneficial ownership of 213,300 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, the DFA Investment Trust Company,a registered open-end investment company, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, as to all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                            RELIABILITY INCORPORATED
                                 PROXY STATEMENT

     The following table sets forth, as of February 18, 1994, the amount of Common Stock owned by the directors of the Company, the nominees for director, each executive officer named in the compensation table and all directors and officers as a group.

                                       Amount and Nature of
                                       Beneficial Ownership
                                       --------------------
                                Sole Voting
                                      and              Other
   Name of Individual            Investment         Beneficial        Percent
        or Group                  Power (1)        Ownership (2)     of Class
   ------------------            ----------        -------------   -----------
W. L. Hampton                          -0-               -0-             -0-%
Everett Hanlon                      149,949              -0-            3.53
John R. Howard                          128              -0-             -0-
A. C. Lederer, Jr.                   10,000              -0-             .24
Thomas L. Langford                     -0-               -0-             -0-
Larry Edwards                        36,850            17,460           1.28
Max T. Langley                       10,100            10,344            .48
J.E. (Jim) Johnson                      100             8,073            .19
All executive officers
  and directors as a
  group (eleven
  persons)                          207,127            53,247           6.14

- --------------------
(1) Each person has the sole power to vote and dispose of the shares shown except that Mr. Edwards has shared power with his spouse to vote and dispose of the 36,850 shares reported above.

(2) Represents shares allocated to the executive officer through his participation in the Company's Employee Stock Savings Plan (the "Plan"), according to the latest statement for said Plan which is as of December 31, 1993. Employees have the power to vote all shares held in the Plan, but have the power to direct the sale of only a limited number of the shares, if any.
- --------------------

     The Company is not aware of any contractual arrangement the operation of which may at any subsequent date result in a change in control of the Company.

                            RELIABILITY INCORPORATED
                                 PROXY STATEMENT

                              ELECTION OF DIRECTORS

     At the meeting, five directors are to be elected.  Each director will hold office until the next annual meeting of shareholders and until his successor is elected and qualifies. The persons named as proxy voters in the accompanying form of proxy intend to vote each properly signed and submitted proxy for the election as a director of each of the persons named in the following table unless authority to vote for all or any of such nominees is withheld on such proxy.
                                    Number and percent      Other positions and
                                       of shares of          offices presently
                                      Common Stock of      held with the Company
                                    the Company benefi-     (and other present
                   Director          cially owned as of     principal occupation
     Name            since    Age   February 18, 1994(1)       if different)
     ----          --------   ---   --------------------    ------------------
W. L. Hampton        1984      65     -0-          -0-%     (retired)
Everett Hanlon       1974      63   149,949       3.53      (retired)
John R. Howard*      1971      60       128        -0-      (attorney-at-law)
Thomas L. Langford   1980      52     -0-          -0-      (president and
                                                            director of The
                                                            Parsons Corporation)
A. C. Lederer, Jr.*  1972      80    10,000        .24      (investor)

- ---------------------------
(1) Each director has the sole power to vote and to dispose of the shares shown in this table as being beneficially owned by him.

* The wife of A. C. Lederer, Jr. is a sister of John R. Howard. There is no other family relationship among the persons named in this table.
- ---------------------------

     Mr. Hampton was president and a director of Parsons S.I.P. Inc. for more than five years until his retirement in June 1993.

     Everett Hanlon was chairman of the Board of Directors of the Company from April 1989 to April 1990 and from April 1990 to March 1993 he was chairman of the Board of Directors and chief executive officer of the Company. Prior to April 1989, Mr. Hanlon was president and chief executive officer of the Company for more than five years. In March 1993, Mr. Hanlon resigned as chairman of the board and chief executive officer, but remained a director of the Company.

     Mr. Howard has held the position set out opposite his name for more than five years.

     Mr. Langford has been president of The Parsons Corporation since September 1991. From May 1989 to September 1991, Mr. Langford was executive vice president and chief financial officer of The Parsons Corporation. Prior to May 1989, Mr. Langford was senior vice president and chief financial officer of The Parsons Corporation, a position he held for 11 years.

                            RELIABILITY INCORPORATED
                                 PROXY STATEMENT

     Mr. Lederer has been the chairman of the board of the Company since March 1993. Mr. Lederer's principal occupation has been that of an investor for more than five years and he was chairman of the board of the Company from 1977 until April 1989.

     Management has no reason to believe that any person proposed to be elected a director will be unwilling or unable to serve if elected. If such a situation arises, proxies will be voted for a nominee selected by the Board of Directors of the Company.

     The Company's Board of Directors held five meetings during 1993. All incumbent directors attended 75% or more of the meetings of the Board of Directors.

     The Company's audit committee, composed of Messrs. Howard and Langford, met two times during 1993. Mr. Howard attended both meetings and Mr. Langford attended one meeting. The audit committee reviews and approves all services to be performed by independent accountants and the fees therefor, consults with independent accountants and management with respect to internal controls an other financial matters and reviews the results of the year-end audit and other reports of independent accountants. The compensation committee, composed of Messrs. Lederer and Hampton, met two times during 1993 and both members attended both meetings. The functions of the compensation committee are to review executive compensation and benefit plans and recommend changes therein and to make recommendations to the Board of Directors concerning approval of executive salaries and incentive plans for the Company.

     Based on inquiries and a review of the Forms 3, 4, and 5 received by the Company during 1993, it was determined that Mr. J.E. (Jim) Johnson failed to file one Form 4 on a timely basis. Mr. Johnson filed a Form 4 in January 1994 to report the transaction. Mr. Robert W. Hildenbrand failed to file two Form 4s on a timely basis. Mr. Hildenbrand filed Form 4s in January 1994 to report the transactions.

                            RELIABILITY INCORPORATED
                                 PROXY STATEMENT

Compensation Committee Report

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") of Reliability Incorporated submits this report on executive compensation to the Board of Directors and the Company's shareholders. This report covers components of executive compensation and the bases for compensation decisions. The basic philosophy of compensation for executive officers is to ensure that each officer receives a fair and competitive salary and incentive compensation which is directly related to the financial performance of the Company and the performance of the individual officer.

   Salary

     Salaries for the chief executive officer ("CEO") and each other executive officer are set annually. Historically, salaries have been based on competitive salaries paid by companies of similar size and complexity, the performance of the officer, and the financial results of the Company and its divisions and subsidiaries. The Company reported a small profit in 1989 and significant losses in 1990, 1991 and 1992. Based on the poor financial performance of the Company over the four year period ending in 1992, executive officers' salaries, including that of the CEO and the previous CEO, were not adjusted to be competitive with similar companies, and were decreased from time to time during periods when the Company reported losses. Salaries were decreased 5% in 1989 and raised to levels above the 1989 level in the second quarter of 1992 when the Company returned to profitability. Salaries were again reduced by 5% in December 1992, when the Committee determined that there would be a loss for 1992. For 1993, the Committee recommended, and the Board of Directors approved, salaries for the CEO and the other executive officers that were approximately 97% of 1989 salaries.
The Company returned to profitability in the second quarter of 1993. Based on the improvement in the Company's financial performance, all employees of the U.S. Company, including the executive officers, received pay increases of 2%, effective August 1, 1993. The 2% increase resulted in salaries being approximately equal to the level of salaries that were paid in 1989. Mr. Edwards, president of the Company, was appointed to the additional position of CEO in March 1993. In recognition of the additional responsibilities which he assumed and the improvement in financial performance of the Company, his base annual salary was increased to $120,000 effective August 1, 1993.

   Incentive Compensation

     In addition to a base salary, the Company has an incentive bonus plan which applies to the CEO, all other executive officers and all salaried employees of the U.S. Company. This bonus plan has three components: (1)
a quantitative measure based on the net income before income tax of the Company (a) as a whole in the case of the CEO and certain other executive officers, and/or (b) the subsidiary, industry segment or division of the Company for which the executive is responsible; (2) a qualitative measure which is an evaluation of each individual's performance during the year, made by the Committee for the CEO and by the CEO for all other executives; and
(3) a target bonus. Each year the Committee establishes the target bonus for the CEO and each executive officer and approves the payment of bonuses based on achieving predetermined goals. The amount of this target bonus, for 1993, ranged from 20% of salary for the CEO to 15% for executive officers, and the actual bonus paid increased or decreased depending on actual profits and individual performance. A bonus will not be paid if the Company or the unit(s) for which the individual executive is responsible is not profitable, irrespective of the executive's personal performance. In 1993, the Company and various operating divisions were profitable and the Company's financial condition improved significantly; therefore the Committee recommended that bonuses calculated under the plan be paid to the CEO and other executive officers. The bonus earned by the CEO in 1993 was 31% of his base salary and the average bonus earned by five other executive officers was 18%. The previous CEO did not receive an incentive payment for 1993 because he resigned in March 1993. In 1991 and 1992, although the Committee and the CEO judged the Company's executive officers eligible for bonuses based on personal performances, the Company as a whole was not profitable, thus the CEO and most of the other executives were not entitled to a bonus. However, one executive officer was responsible for an operating division of the Company which achieved profit in 1991 and 1992, and the Committee approved the bonuses calculated under the plan.

   Previous CEO's Compensation

     In March 1993, Mr. Everett Hanlon resigned as chairman of the board and CEO of the Company. The Committee recommended and the Board of Directors approved payments to Mr. Hanlon equal to one week's pay for each year of service, plus continuation of medical insurance benefits until he reaches age 65.

   Benefits

     The chief executive officer and the other executives officers are not entitled to any additional benefits which are not also provided to all full-time employees.

Respectfully submitted,


W. L. Hampton
A. C. Lederer, Jr.

                            RELIABILITY INCORPORATED
                                 PROXY STATEMENT

Remuneration of directors and executive officers

  The following table provides information as to the compensation paid by the Company and its subsidiaries, during fiscal year 1993, to the chief executive officer, the previous chief executive officer and the four other highest paid executive officers and directors whose remuneration exceeded $100,000.

                                   Annual Compensation
                         ----------------------------------
             (a)             (b)    (c)       (d)        (e)           (i)
            Name                                        Other
             and                                       Annual       All Other
          Principal                Salary    Bonus  Compensation  Compensation
          Position          Year    ($)       ($)        ($)         ($) (2)
         ----------         ----   ------    -----  ------------  ------------

Larry Edwards, president    1993  109,850   34,449       -0-          3,296
  and chief executive       1992  107,775     -0-        -0-          2,738
  officer                   1991  103,950     -0-        -0-          2,394

Everett Hanlon, chairman    1993   41,398     -0-        -0-         57,088 (3)
  of the board and chief    1992  131,725     -0-        -0-          3,347
  executive officer (1)     1991  127,050     -0-        -0-          2,926

Max T. Langley, senior      1993   85,196   17,533       -0-          2,556
  vice president, chief     1992   86,819     -0-        -0-          2,206
  financial officer,        1991   83,736     -0-        -0-          1,929
  secretary and treasurer

J.E. (Jim) Johnson,         1993   84,220   17,332       -0-          2,527
  vice president            1992   85,837   37,073       -0-          2,181
                            1991   82,774   16,589       -0-          1,907

- --------------------
The Company does not provide any long-term compensation plans for executive officers, thus columns (f), (g) and (h) are omitted from the above table.

(1) Mr. Hanlon resigned as chairman of the board and chief executive officer in March 1993.

(2) Amounts shown in this column represent the Company's matching and annual contributions to the Employee Stock Savings Plan.

(3) The amount in this column also includes amounts paid in 1993 and to be paid in 1994 related to Mr. Hanlon's resignation as chairman of the board and chief executive officer.
- --------------------

     The Company sponsors an Employee Stock Savings Plan. All U.S. employees of the Company who have completed one year of service are covered by the Plan. The Plan allows an employee to contribute up to 15% of defined compensation to the Plan. Contributions to the Plan by executive officers

                            RELIABILITY INCORPORATED
                                 PROXY STATEMENT

have been limited (4% in 1993 and 3% in 1992) by provisions of the Internal Revenue Code. The Company contributes a matching amount to the Plan equal to 50% of the employee's contribution, to a maximum of 2%, for employees who contribute 2% or more. The Company also contributes, as a voluntary contribution, an amount equal to 1% of the defined compensation of all participants.

     The Company has no long term compensation plans, awards or arrangements. The Company has no stock appreciation rights or option plans and grants no options or stock rights. The Company has no long-term incentive plan, defined benefit or actuarial plan, employment contracts or termination of employment or change in control agreements with any executive officer.

Compensation to Directors

     Directors who do not receive salary or other compensation or who are not employees are paid $500 per month, except that Mr. Langford has waived such fees. A director who does not reside in Houston, Texas, is reimbursed for expenses in attending meetings.

Performance Graph

     The following performance graph compares the performance of the Company's Common Stock to the Nasdaq Non-Financial Stocks Index (which includes the Company) and to the Nasdaq Stock Market (US) CRSP Total Return Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1988, and that all dividends (the Company did not pay any dividends) were reinvested.

                 Comparison of Five-Year Cumulative Total Return

           Among Reliability Incorporated, Nasdaq Non-Financial Stocks Index and Nasdaq Stock Market Total (U.S. Companies) Return Index

                                           For Years Ended December 31,
                                           ---------------------------
                                    1988    1989    1990   1991    1992    1993
                                    ----    ----    ----   ----    ----    ----

Reliability Common Stock            $100    $ 58    $ 15   $ 20    $ 28    $ 68

Nasdaq Non-Financial Stocks          100     125     110    177     194     222

Nasdaq Stock Market Total Return     100     121     103    165     192     219

Compensation Committee Interlocks and Insider Participation

     The compensation committee is composed of Messrs. Lederer and Hampton. Neither person is an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any other company.

                            RELIABILITY INCORPORATED
                                 PROXY STATEMENT

Transactions with Management

     In March 1993, two officers of the Company retired. The Board of Directors authorized payments to such officers equal to two weeks pay for each year of service with the Company. In addition, three officers of the Company resigned in March 1993. The Board of Directors authorized payment to such officers equal to one week's pay for each year of service to the Company, plus continuation of medical insurance benefits for two of the officers until they reach age 65 or become eligible for health insurance under another insurance plan. The individuals will pay approximately 60% of the cost of the medical insurance. Amounts due to the above officers are paid in installments.

Independent Accountants

     The Board of Directors has appointed Ernst & Young as independent auditors of the Company for 1994. Ernst & Young has served as the Company's independent auditors since 1974. A representative of such firm is expected to be present at the meeting, will be given the opportunity to make a statement if he desires to do so and will respond to appropriate questions.

                        THE TRANSACTION OF OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors has no knowledge of business other than that described above which will be presented for consideration at this meeting. With respect to any other business which may properly come before the meeting or any adjournment, it is intended that proxies will be voted in accordance with the judgement of the person or persons voting them.

Proposals by Shareholders for 1995 Annual Meeting of Shareholders

     Shareholders desiring to present proposals to the shareholders of the Company at the 1995 annual meeting of shareholders, and to have such proposals included in the Company's proxy statement and proxy, must submit their proposals to the Company so as to be received no later than January 3, 1995.

                                    By order of the Board of Directors,


                                             A.C. Lederer, Jr.
                                                Chairman

Date:  March 24, 1994

THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY PERSON WHOSE PROXY IS SOLICITED, ON WRITTEN REQUEST FROM SUCH PERSON DELIVERED TO INVESTOR RELATIONS MANAGER, P.O. BOX 218370, HOUSTON, TEXAS 77218, A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR 1993.

                            RELIABILITY INCORPORATED
                                      PROXY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 1994.

           The undersigned hereby appoints Larry Edwards, John R. Howard and Max T. Langley, or any one or more of them, with full power of substitution, attorneys and proxies of the undersigned to vote all
P shares of Common Stock of Reliability Incorporated (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on April 27, 1994, at the offices of the Company, at 10:00 a.m., Houston time, and any adjournment thereof:
R
          1.  Election of Directors, Nominees:

                W. L. Hampton, Everett Hanlon,

O               John R. Howard, Thomas L. Langford,

                A.C. Lederer, Jr.

          2.  In their discretion, upon such other
X             matters as may come before the meet-
              ing or any adjournment thereof.

              All as described in the Notice of
              Annual Meeting of Shareholders and
Y             Proxy Statement, receipt of which
              is hereby acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE FOR THE BOARD OF DIRECTORS' NOMINEES. The Proxies cannot vote your shares unless you sign and return this Card.
                                                                 -------------
                                                               / SEE REVERSE /
                                                             /      SIDE   /
                                                             -------------

  ----                            SHARES IN YOUR NAME
/  X /
- -----
                             FOR       WITHHELD
                             ALL         FROM
                          NOMINEES       ALL
                                       NOMINEES
1.   Election of            ----         ----
     Directors            /    /       /    /
     (see reverse)       -----        -----

     For, except vote withheld from the following nominee(s):

     -------------------------------------------------------



SIGNATURE(S)                                               DATE
              -----------------------------------------          --------------


SIGNATURE(S)                                               DATE
              -----------------------------------------          --------------
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.